Exhibit 10.2

CREDIT AGREEMENT

between

CONSONUS ACQUISITION CORP.,
a Delaware corporation,
as Borrower

and

U.S. BANK NATIONAL ASSOCIATION,
as Lender

Entered into as of May 31, 2005

I

4.12	BUSINESS LOAN	13
4.13	SPECIAL REPRESENTATIONS AND WARRANTIES REGARDING HAZARDOUS MATERIALS	13
(a)	Hazardous Materials	13
(b)	Hazardous Materials Laws	13
(c)	Hazardous Materials Claims	13

ARTICLE 5.COLLATERAL		13

ARTICLE 6. COVENANTS OF BORROWER		13
6.1	PUNCTUAL PAYMENTS	13
6.2	ACCOUNTING RECORDS	13
6.3	FINANCIAL STATEMENTS	14
6.4	COMPLIANCE	14
6.5	INSURANCE	14
6.6	TAXES AND OTHER LIABILITIES	14
6.7	LITIGATION	14
6.8	NOTICE TO LENDER	14
6.9	SUBORDINATION OF OTHER LOANS	14
6.10	FURTHER ASSURANCES	15
6.11	ASSIGNMENT	15
6.12	INSPECTIONS	15
6.13	HAZARDOUS MATERIALS COVENANTS	15
	(a) No Hazardous Activities	15
	(b) Compliance	15
	(c) Notices	15
	(d) Remedial Action	15

ARTICLE 7. FINANCIAL COVENANTS		15
7.1	MINIMUM FIXED CHARGE COVERAGE RATIO	15
7.2	TOTAL FUNDED DEBT	16
7.3	NET WORTH	16

ARTICLE 8. NEGATIVE COVENANTS		16
8.1	USE OF FUNDS	16
8.2	MATERIAL AGREEMENTS	16
8.3	ACCOUNTING METHOD	16
8.4	OTHER INDEBTEDNESS	16
8.5	MERGER, CONSOLIDATION, TRANSFER OF ASSETS	17
8.6	GUARANTIES	17

ARTICLE 9. DEFAULTS AND REMEDIES		17
9.1	DEFAULT	17
9.2	ACCELERATION UPON DEFAULT; REMEDIES	18
9.3	RIGHT OF LENDER TO TAKE CERTAIN ACTIONS; POWER OF ATTORNEY	19
9.4	APPLICATION OF PAYMENTS AFTER DEFAULT	19
9.5	REPAYMENT OF FUNDS ADVANCED	20
9.6	RIGHTS CUMULATIVE, NO WAIVER	20

ARTICLE 10. MISCELLANEOUS PROVISIONS		20
10.1	AMENDMENTS AND WAIVERS	20
10.2	INDEMNITY	20
10.3	FORM OF DOCUMENTS	20
10.4	NO THIRD PARTIES BENEFITED	20
10.5	NOTICES	20
10.6	ACTIONS	21

II

10.7	RELATIONSHIP OF PARTIES	21
10.8	DELAY OUTSIDE LENDER’S CONTROL	21
10.9	ATTORNEYS’ FEES AND EXPENSES; ENFORCEMENT	21
10.10	IMMEDIATELY AVAILABLE FUNDS	22
10.11	SUCCESSORS AND ASSIGNS	22
	(a) Generally	22
	(b) Lender Assignments, Participations	22
10.12	SETOFF	22
10.13	CAPITAL ADEQUACY	22
10.14	LENDER’S AGENTS	23
10.15	WAIVER OF RIGHT TO TRIAL BY JURY	23
10.16	SEVERABILITY	23
10.17	HEIRS, SUCCESSORS AND ASSIGNS	23
10.18	TIME	23
10.19	HEADINGS	23
10.20	GOVERNING LAW	23
10.21	INTEGRATION; INTERPRETATION	23
10.22	JOINT AND SEVERAL LIABILITY OF BORROWING PARTIES	24
10.23	COUNTERPARTS	24
10.24	CONFIDENTIALITY PROVISION	24
10.25	SURVIVAL OF REPRESENTATIONS	24
10.26	NO BORROWER SET-OFF	24
10.27	STATUTE OF FRAUDS	24
10.28	BROKERS	24
10.29	INCONSISTENCIES WITH THE LOAN DOCUMENTS	25
10.30	INTERPRETATION	25
10.31	ACTIONS BY LENDER	25
10.32	PATRIOT ACT NOTIFICATION	25

III

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (“Agreement”) is entered into as of May 31, 2005, by and between CONSONUS ACQUISITION CORP., a Delaware corporation (“Borrower”), and U.S. BANK NATIONAL ASSOCIATION (“Lender”).

RECITALS

A.       Borrower intends to acquire certain operating assets (the “Assets”) from Consonus, Inc. pursuant to the terms and conditions of that certain Asset Purchase Agreement dated May 31, 2005, between Borrower and Consonus, Inc..

B.        Borrower desires to obtain from Lender credit accommodations in a principal amount not to exceed Thirteen Million Dollars ($13,000,000.00) to assist Borrower in making acquiring the Assets and in conducting future business operations with the Assets.

NOW, THEREFORE, Borrower and Lender agree as follows:

ARTICLE 1. DEFINITIONS

1.1       DEFINED TERMS. The following capitalized terms generally used in this Agreement shall have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement are defined in such sections.

“Accommodation Obligations” – means any Indebtedness or other contractual obligation or liability, contingent or otherwise, of another Person in respect of which Borrower is liable, including, without limitation, any such Indebtedness, obligation or liability directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by Borrower, or in respect of which Borrower is otherwise directly or indirectly liable (including each partnership in which Borrower has a general partnership interest), contractual obligations (contingent or otherwise) arising through any agreement to purchase, repurchase or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received.

“Account” – means an account with Lender, account number                                        , in the name of Borrower or Borrower’s designee into which proceeds of Advances under the Line of Credit will be deposited.

“Advance” – means any advance under the Term Loan or the Line of Credit made or to be made to Borrower as provided in this Agreement.

“Affiliate” – means, with respect to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote fifty percent (50%) or more of the Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise, or (b) the ownership of fifty percent (50%) or more of the outstanding general partnership or other ownership interests of such Person.

“Agreement” – shall have the meaning ascribed to such term in the preamble hereto.

“Applicable LIBOR Rate” – is the rate of interest, rounded upward to the nearest whole one-thousandth of one percent, equal to the sum of: (a) the LIBOR Spread plus (b) the LIBOR Rate.

“Bankruptcy Code” – means the Bankruptcy Reform Act of 1978 (11 U.S.C. § 101-1330) as now or hereafter amended or recodified.

“Borrower” – means CONSONUS ACQUISITION CORP., a Delaware corporation.

“Business Day” – means any day except a Saturday, Sunday or any other day on which commercial banks in Utah are authorized or required by law to close. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Calendar Month” – means the 12 calendar months of the year.

“Code” – means the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral” – means the Personal Property and the Real Property.

“Commitment” – means Lender’s obligation to make the Loans, in an amount up to, but not exceeding the amount of the Line of Credit and the Term Loan.

“Default” – shall have the meaning ascribed to such term in Section 9.1.

“Default Rate” – shall mean a rate of interest per annum two percent (2%) in excess of the Applicable LIBOR Rate in effect from time to time.

“Dollars; $” – means United States dollars.

“EBITDA” – means net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense.

“Effective Date” – means the date of this Agreement first set forth above provided that this Agreement has been executed by Borrower, and Lender has received signature pages delivered by Borrower and Lender.

“Effective Rate” – shall have the meaning given such term in Section 2.10(e).

“ERISA” – means the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time.

“GAAP” – means generally accepted accounting principles as consistently applied through all relevant periods.

“Governmental Authority” – means any nation or government, any federal, state, local, municipal or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” – means any oil, flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “wastes,” “regulated substances,”

“industrial solid wastes,” or “pollutants” under the Hazardous Materials Laws, and/or other applicable environmental laws, ordinances and regulations. “Hazardous Materials” shall not include commercially reasonable amounts of such materials used in the ordinary course of operation of real property which are used and stored in accordance with all applicable environmental laws, ordinances and regulations.

“Hazardous Materials Claims” – means all claims or actions by any governmental entity or agency or by any other person or entity relating to Hazardous Materials or pursuant to the Hazardous Materials Laws.

“Hazardous Materials Laws” – means all applicable laws, ordinances and regulations relating to Hazardous Materials, including, without limitation: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq:, the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

“Impositions” means all (a) real estate and personal property taxes and other taxes and assessments, water and sewer rates and charges and all other governmental charges and any interest or costs or penalties with respect thereto and charges for any restrictive covenants or any other easement or agreement maintained for the benefit of any Real Property, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which at any time may be assessed, levied or imposed upon any land or improvements, or the rent or income received therefrom, or any use or occupancy thereof, and (b) other Taxes levied, imposed or assessed upon or against the Borrower or any of its properties.

“Indebtedness” – means (after consolidation adjustments, if necessary, to avoid redundancy) (a) all indebtedness, obligations or other liabilities for borrowed money, whether or not subordinated and whether with or without recourse beyond any collateral security; (b) all indebtedness, obligations or other liabilities evidenced by securities or other similar instruments; (c) all reimbursement obligations and other liabilities with respect to letters of credit (except for those undrawn letters of credit which support future ordinary course, non-indebtedness obligations) or banker’s acceptances; (d) all obligations to pay the purchase price of real or personal property or services (offset by the fair value of such property or services); (e) all obligations in respect of both operating and capital leases; (f) all Accommodation Obligations; (g) all indebtedness, obligations or other liabilities of any Person secured by a Lien on any asset of Borrower, whether or not such indebtedness, obligations or liabilities are assumed by, or are a personal liability of, Borrower (including, without limitation, the principal amount of any assessment or similar indebtedness encumbering any property); (h) all indebtedness, obligations or other liabilities (other than interest expense liability) in respect of interest rate hedge, swap or similar contracts and foreign currency exchange agreements; and (i) without duplication or limitation, all liabilities and other obligations included in the financial statements (or notes thereto) of Borrower as prepared in accordance with GAAP.

“Lender” – means U.S. Bank National Association.

“LIBOR Rate” – is the rate of interest equal to the one-month LIBOR rate quoted by Lender from Telerate Page 3750 or any successor thereto, which shall be that one-month LIBOR rate in effect two (2) New York Banking Days prior to the beginning of each calendar month, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate to be reset at the beginning of each succeeding month. If the initial Advance occurs other than on the first day of the month, the initial one-month LIBOR Rate shall be that one-month LIBOR Rate in effect two (2) New York Banking Days prior to the date of the initial Advance, which rate plus the percentage described above shall be in effect the remaining days of the month of the initial Advance, such one-month LIBOR rate to be reset at the beginning of each succeeding month. Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

“LIBOR Spread” – shall be as defined in Section 2.10(b) below.

“Involuntary Lien” – means any Lien securing the payment of money or the performance of any other obligation created involuntarily under any law, ordinance, regulation, or rule, or otherwise and any claim of any such Lien.

“Lien” – means, except for Permitted Exceptions and tenant leases entered into by Borrower upon commercially reasonable terms, each and all of the following:

(a)       Any lease or other right to occupy or use;

(b)       Any assignment as security, mortgage, deed of trust, conditional sale for security purposes, grant in trust, lien, mortgage, pledge, security interest, security agreement, title retention arrangement, other encumbrance, or other interest or right securing the payment of money or the performance of any other liability or obligation, whether voluntarily or involuntarily created (including, without limitation, Involuntary Liens) and whether arising by agreement, document, or instrument, under any law, ordinance, regulation, or rule (federal, state, or local), or otherwise; and

(c)       Any option, right of first refusal, or other interest or right.

“Line of Credit” – means the principal sum that Lenders agree to make available to Borrower on a revolving line of credit basis and Borrower agrees to borrow pursuant to the terms and conditions of this Agreement: TWO MILLION FIVE HUNDRED THOUSAND AND 00/100THS DOLLARS ($2,500,000.00).

“Line of Credit Availability” – shall mean the principal amount under the Line of Credit available to be Advanced to Borrower from time to time as determined by Section 2.1(b) of this Agreement.

“Line of Credit Maturity Date” – means May 31, 2010.

“Line of Credit Note” – means a revolving line of credit promissory note of the Borrower payable to the order of Lender in a principal amount equal to the Line of Credit as originally in effect and otherwise duly completed, as hereafter amended, supplemented, replaced or modified.

“Loans” – means the Line of Credit and the Term Loan.

“Loan Documents” – means those documents, as hereafter amended, supplemented, replaced or modified, properly executed and in recordable form, if necessary, listed in Exhibit A as Loan Documents,

“Net Worth” – means: (a) the total assets of Borrower as determined in accordance with GAAP and as reflected on the most recent financial statements for Borrower as delivered to Lender in accordance with Section 6.3, less, (b) all assets of Borrower which are either (i) non-qualified deferred compensation plan assets contributed under Section 401(k) of the Code and related provisions and regulations or (ii) non-qualified deferred compensation plan assets contributed under Section 457 the Code and related provisions and regulations, and less (c) the total liabilities of Borrower, excluding Borrower’s liabilities under the Questar Note, as determined in accordance with GAAP, and as reflected on the most recent financial statements for Borrower as delivered to Lender in accordance with Section 6.3.

“New York Banking Day” – means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

“Obligations” – means all present and future obligations and liabilities of Borrower of every type and description arising under or in connection with this Agreement, the Note and the other Loan Documents due or to become due to the Lenders or any Person entitled to indemnification, or any of their respective successors, transferees or assigns, whether for principal, interest, fees, expenses, indemnities or other amounts (including reasonable attorneys’ fees and expenses) and whether due or not due, direct or indirect, joint and/or several, absolute or contingent, voluntary or involuntary, liquidated or unliquidated, determined or undetermined, and whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether or not arising after the commencement of a proceeding under the Bankruptcy Code (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding, and whether or not recovery of any such obligation or liability may be barred by a statute of limitations or such obligation or liability may otherwise be unenforceable.

“Other Related Documents” – means those documents, as hereafter amended, supplemented, replaced or modified from time to time, properly executed and in recordable form, if necessary, listed in Exhibit A as Other Related Documents.

“Permitted Exceptions” – means: (a) Liens for Impositions that are not delinquent; (b) Involuntary Liens (other than for Impositions) with respect to which Borrower satisfies each of the following requirements: (i) Borrower contests the validity of such Involuntary Lien in good faith by appropriate legal proceedings, (ii) Borrower gives written notice to Lender of Borrower’s intent to contest or object to the same, (iii) Borrower demonstrates to Lender’s satisfaction that the procedures will conclusively operate to prevent the sale of any property owned by Borrower to satisfy the Involuntary Lien prior to final determination of such proceedings, and (iv) Borrower takes any and all other reasonable actions (including, without limitation, obtaining bonds, title insurance endorsements, or other security) as Lender may deem necessary or appropriate in order to prevent the sale of any of the properties within the Real Property Portfolio to satisfy the Involuntary Lien and prevent any impairment of any properties within the Real Property Portfolio; (c) the sale, transfer, or other disposition of any personal property that is consumed or worn out in ordinary usage and that is promptly replaced with similar items of equal or greater value; (d) any Lien in favor of Lender for the benefit of the Lenders; (e) matters customarily shown as standard, pre-printed exceptions in a title insurance policy in the jurisdiction where any property in the Real Estate Portfolio is located; (f) all covenants, conditions, easements, right-of-ways, reservations and restrictions now of record any property in the Real Estate Portfolio; (g) any Lien arising after the date hereof and approved by Lender in writing; (h) Liens arising in the ordinary course of Borrower’s business in amounts not to exceed $50,000.00 for any single Lien and $150,000.00 for all such Liens in the aggregate; and (i) any other Liens consented to by Lender in advance in writing from time to time in its sole and absolute discretion.

“Person” – means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other non-governmental entity, or any Governmental Authority.

“Personal Property” – means the personal property owned by Borrower and pledged to Lender as security for the Loans, as more particularly described in the Security Agreement.

“Questar” – means Questar Corporation and its Affiliates.

“Questar Note” – means the subordinated promissory note dated May 31, 2005, payable from Borrower to the order of Questar in a principal amount not in excess of Three Million Five Hundred Fifty Thousand Dollars ($3,550,000.00).

“Rate Management Obligations” means any and all obligations of the Borrower, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Real Estate” – means the real property and improvements owned or leased by Borrower and pledged to Lender as security for the Loan pursuant to the Real Estate Security Instruments, as such real property and improvements are more particularly described in the Real Estate Security Instruments.

“Real Estate Security Instruments” – means the deeds of trust, assignment of leases and other documents or instruments executed by Borrower in favor of Lender with respect to the Real Estate and referenced as Loan Documents on Exhibit A.

“Security Agreement” – means the Security Agreement of even date herewith, executed by Borrower in favor of Lender and granting to Lender a first priority security interest in the collateral described therein.

“Security Instruments” – means (i) the Security Agreement; (ii) the Real Estate Security Instruments, and (iii) any other documents or instrument, including without limitation UCC-1 Financing Statements granted Lender a security interest in Borrower’s property as collateral for repayment of the Loans, each of even date herewith.

‘Taxes” – are, collectively, all withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign Governmental Authority.

“Term Loan” – means the principal sum that Lenders agree to make available to Borrower on a term loan basis and Borrower agrees to borrow pursuant to the terms and conditions of this Agreement: TEN MILLION FIVE HUNDRED THOUSAND AND 00/100THS DOLLARS ($10,500,000.00).

“Term Loan Maturity Date” – means May 31, 2012.

“Term Note” – means a promissory note of the Borrower payable to the order of Lender in a principal amount equal to the Term Loan as originally in effect and otherwise duly completed, as hereafter amended, supplemented, replaced or modified.

“Unmatured Default” – means any event, omission or failure of a condition which would constitute a Default after notice or lapse of time, or both.

1.2      EXHIBITS INCORPORATED. Exhibits A and B, all attached hereto, are hereby incorporated into this Agreement.

ARTICLE 2. LOANS

2.1      LINE OF CREDIT

(a)       Line of Credit. By and subject to the terms of this Agreement, Lender agrees to make Advances to Borrower during the period from and including the Effective Date to but excluding the Maturity Date, and Borrower agrees to borrow from Lender, an aggregate principal sum up to, but not exceeding, the Line of Credit, said sum to be evidenced by the Line of Credit Note of even date herewith. Borrower may from time to time prior to the Line of Credit Maturity Date borrow and partially or wholly repay its outstanding borrowings on a revolving basis, and reborrow, subject to all the limitations, terms and conditions contained herein; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available under the Line of Credit. Although the outstanding principal balance of the Line of Credit Note may be zero from time to time, the Loan Documents will remain in full force and effect with respect to the Line of Credit until the Line of Credit Maturity Date or all Obligations relating to the Line of Credit are paid and performed in full. Upon the occurrence of any Default or Unmatured Default, Lender may suspend or terminate its Commitment to make Advances of the proceeds of the Line of Credit in accordance with this Agreement without further action or notice to Borrower. Advances under the Line of Credit shall be evidenced by the Line of Credit Note.

(b)      Restriction on Availability. Notwithstanding anything to the contrary, as of the Effective Date, the Line of Credit Availability under the Line of Credit shall be restricted to One Million Five Hundred Thousand Dollars ($1,500,000.00). From and after the period ending December 31, 2005, the Line of Credit Availability during each fiscal quarter of Borrower shall be determined as set forth in the this Section (with changes to the Line of Credit Availability being effective the next fiscal quarter). As used in this Agreement, the term “Total Leverage” shall be the Minimum Fixed Charge Coverage Ratio as determined in Section 7.1 below, so if the Minimum Fixed Charge Coverage Ratio is 4.0 to 1, the “Total Leverage” for purposes of this Section is 4.0. In addition, if the Total Leverage in a succeeding fiscal quarter of Borrower exceeds the Total Leverage in a prior fiscal quarter of Borrower, the Line of Credit Availability will be reduced in accordance with the formula set forth in this Section (so, for example, if Borrower’s Total Leverage in the first fiscal quarter of 2006 is 3.6, and the Line of Credit Availability during the next fiscal quarter is $1,750,000. If Borrower’s Total Leverage increases to 4.0 in the second fiscal quarter of 2006, the Line of Credit Availability during the next fiscal quarter shall be reduced to $1,500,000).

Total Leverage	Line of Credit Availability
>4.0	$1,500,000
>3.5 < 4.0	$1,750,000
> 3.0 < 3.5	$2,000,000
<3.0	$2,500,000

(c)       Use of Proceeds. The proceeds under the Line of Credit shall be used to acquire the Assets and for the working capital needs of Borrower.

2.2      LINE OF CREDIT COMMITMENT FEE: UNUSED COMMITMENT FEE. Borrower shall pay to Lender on the Effective Date a non-refundable commitment fee for the Line of Credit equal to one half of one percent (.5%) of the amount of the Line of Credit, namely Twelve Thousand Five Hundred Dollars ($12,500.00). In addition, Borrower shall pay to Lender a fee equal to the percent amount per annum (computed on the basis of a 360-day year, actual days elapsed) specified in Section 2.10(b) below on the average daily unused amount of the Line of Credit Availability, which fee shall be calculated on a quarterly basis by Lender and shall be debited by Lender from the Account on the first day of each calendar quarter, commencing on October 1, 2005.

2.3      LINE OF CREDIT MATURITY DATE. All sums then outstanding under the Line of Credit shall be repaid in full on the Line of Credit Maturity Date.

2.4      TERM LOAN

(a)       Term Loan. By and subject to the terms of this Agreement, upon the Effective Date, Lender agrees to lend to Borrower and Borrower agrees to borrow from Lender, an aggregate principal sum up to, but not exceeding, the Term Loan, said sum to be evidenced by the Term Loan Note of even date herewith.

(b)      Use of Proceeds. The proceeds under the Term Loan shall be used solely by Borrower to acquire the Assets and for the working capital needs of Borrower.

2.5      TERM LOAN COMMITMENT FEE. Borrower shall pay to Lender on the Effective Date a non-refundable commitment fee for the Term Loan equal to one half of one percent (.5%) of the amount of the Term Loan, namely Fifty-Two Thousand Five Hundred Dollars ($52,500.00).

2.6      TERM LOAN PRINCIPAL PAYMENTS. Borrower shall make payments to reduce the outstanding principal outstanding on the Term Loan commencing on the first Business Day in July, 2005, through the Term Loan Maturity Date, at which time all outstanding principal and interest under the Term Loan shall be due and payable in full, and any principal repaid under the Term Loan may not be reborrowed. Commencing on the Effective Date and continuing until July 1, 2007, Borrower shall make principal payments (as determined by Lender) sufficient to amortize the outstanding principal under the Term Loan in twenty-five (25) years. Commencing on August 1, 2007 and continuing through the Term Loan Maturity Date, Borrower shall make principal payments (as determined by Lender) sufficient to amortize the outstanding principal under the Term Loan in twenty (20) years.

2.7      TERM LOAN MATURITY DATE. All sums then outstanding under the Term Loan or otherwise due and owing under this Agreement and the other Loan Documents shall be repaid in full on the Term Loan Maturity Date.

2.8      LOAN DOCUMENTS. Borrower shall deliver to Lender concurrently with this Agreement each of the documents, properly executed and in recordable form, as applicable, described in Exhibit A as Loan Documents, together with those documents described in Exhibit A as Other Related Documents.

2.9      REQUESTS FOR ADVANCES. All requests for Advances shall be pursuant to the draw request form attached hereto as Exhibit B (a “Draw Request”). For purposes of requesting Advances pursuant to this Section, Lender is authorized to rely upon the telephonic request and acceptance of Nana Baffour as Borrower’s duly authorized agent, or such additional authorized agents as Borrower shall designate in writing to Lender. Borrower’s telephonic notices, requests and acceptances shall be directed to such officers of Lender as Lender may from time to time designate.

2.10    INTEREST ON THE LOANS.

(a)       Interest Payments. Interest accrued on the Line of Credit and the Term Loan shall be due and payable on the first Business Day of each calendar month commencing on the first Business Day of July, 2005.

(b)      LIBOR Spread. The LIBOR Spread to be used in calculating the Applicable LIBOR Rate with respect to interest accruing on the Line of Credit and the Term Loan shall be determined as follows:

Total Leverage	LIBOR Spread	Line of Credit Unused Commitment Fee
>3.0	2.60%	0.500%
>2.5 < 3.0	2.25%	0.500%
>2.0 <2.5	2.00%	0.375%
>1.5 <2.0	1.75%	0.375%
<1.5	1.50%	0.250%

(c)       Default Interest. Notwithstanding the rates of interest specified in Sections 2.10(e) below, effective immediately upon the occurrence and during the continuance of any Default, the principal balance of the Loans then outstanding and, to the extent permitted by applicable law, any interest payments on the Loans not paid when due, shall, at the option of Lender, bear interest payable upon demand at the Default Rate. All other amounts due Lender (whether directly or for reimbursement) under this Agreement or any of the other Loan Documents if not paid when due, or if no time period is expressed, If not paid within ten (10) days after demand, shall likewise, at the option of Lender, bear interest from and after demand at the Default Rate.

(d)      Computation of Interest. Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest or fees accrue and a year of three hundred sixty (360) days. In computing interest on the Loans, the date of the making of an Advance under the Loans shall be included and the date of payment shall be excluded. Notwithstanding any provision in this Section 2.10, interest in respect of the Loans shall not exceed the maximum rate permitted by applicable law.

(e)       Effective Rate. The “Effective Rate” upon which interest shall be calculated for the Loans shall be one or more of the following:

(i)        Provided no Default exists under this Agreement, the Effective Rate shall be the Applicable LIBOR Rate.

(ii)       During such time as a Default exists under this Agreement, or from and after the date on which all sums owing under the Loans become due and payable by acceleration or otherwise, then at the option of Lender, the interest rate applicable to the then outstanding principal balance of the Loans shall be the Default Rate.

2.11    PAYMENTS.

(a)       Credit for Principal Payments. Any payment made upon the outstanding principal balance of the Loans shall be credited as of the Business Day received, provided such payment is received by Lender no later than noon (Mountain Standard Time or Mountain Daylight Time, as applicable) and constitutes immediately available funds. All payments due to Lender under this Agreement, whether at the Maturity Date or otherwise, shall be paid in immediately available funds. Any principal payment received after said time or which does not constitute immediately available funds shall be credited upon such funds having become unconditionally and immediately available to Lender.

(b)          Collection of Payments. Borrower authorizes Lender to collect all principal, interest, fees and other charges due under the Loan Documents by charging the Account, or any other deposit account maintained by Borrower with Lender, for the full amount thereof. Should there be insufficient funds in the Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

(c)       Taxes Generally. All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other Taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any Governmental Authority, but excluding (i) franchise Taxes, (ii) any Taxes (other than withholding taxes) that would not be imposed but for a connection between Lender and the jurisdiction imposing such Taxes (other than a connection arising solely by virtue of the activities of Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii) any Taxes imposed on or measured by any Lender’s assets, net income, receipts or branch profits, and (iv) any Taxes arising after the Effective Date solely as a result of or attributable to a Lender changing its designated lending office after the date such Lender becomes a party hereto. If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, then the Borrower will:

(i)        pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii)       promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such Governmental Authority; and

(iii)      pay to Lender for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by Lender will equal the full amount that Lender would have received had no such withholding or deduction been required.

(d)       Tax Indemnification. If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to Lender for its account the required receipts or other required documentary evidence, the Borrower shall indemnify Lender for any incremental Taxes, interest or penalties that may become payable by Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by Lender shall be deemed a payment by the Borrower.

2.12    LENDER’S ACCOUNTING. Lender shall maintain a loan account (the “Loan Account”) on its books in which shall be recorded all Advances and repayments of principal and payments of accrued interest, as well as payments of fees required to be paid pursuant to this Agreement. All entries in the Loan Account shall be made in accordance with Lender’s customary accounting practices as in effect from time to time. Monthly or at such other interval as is customary with Lender’s practice, Lender will render a statement of the Loan Account to Borrower. Each such statement shall be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein (absent manifest error).

2.13    APPRAISAL LIMITATION. The aggregate amount of the Loans is subject to a the following appraisal limitation: 85% of the appraised value of the Real Property; 85% of the book value Borrower’s accounts receivable, 50% of the book value of any equipment owned by Borrower and 50% of the book value of any generators owned or acquired by Borrower (the “Appraised Value Limitation”). Lender, from time to time while the Loan remains outstanding, may determine the Appraised Value Limitation, and if the outstanding principal of the Loans exceeds such Appraised Value Limitation, require Borrower to reduce the outstanding principal of the Loans to comply with the Appraised Value Limitation within one (1) year of Lenders’ request.

Failure of Borrower to so reduce the outstanding principal of the Loans within such one (1) year period shall be deemed a Default.

ARTICLE 3. CONDITIONS PRECEDENT

3.1       CONDITIONS PRECEDENT TO INITIAL EXTENSION OF CREDIT. The obligation of Lender to extend any credit contemplated by this Agreement is subject to the fulfillment to Lender’s satisfaction of all of the following conditions:

(a)       There shall exist no Default, as defined in this Agreement, or Default as defined in any of the other Loan Documents or in the Other Related Documents, or Unmatured Default; and

(b)      Lender shall have received all Loan Documents, other documents, instruments, policies, and forms of evidence or other materials reasonably requested by Lender under the terms of this Agreement or any of the other Loan Documents; and

(c)       There shall have been no material adverse change, as reasonably determined by Lender, in the financial condition or business of Borrower, nor any material decline, as reasonably determined by Lender, in the market value of a substantial or material portion of the assets of Borrower; and

(d)      Borrower shall have delivered to Lender evidence of insurance coverage on all Borrower’s property, in form, substance, amounts, covering risks and issued by companies reasonably satisfactory to Lender, with loss payable endorsements in favor of Lender.

3.2      CONDITIONS PRECEDENT TO EACH ADVANCE. Lender’s obligation to make each Advance or take any other action under the Loan Documents shall be subject at all times to satisfaction of each of the following conditions precedent:

(a)       The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each Advance by Lender pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Default or Unmatured Default, shall have occurred and be continuing or shall exist; and

(b)      Lender shall have received all additional documents which may be required in connection with such Advance.

3.3      ACCOUNT, PLEDGE AND ASSIGNMENT. All Advances under the Line of Credit and Term Loan shall be deposited into the Account or otherwise disbursed to or for the benefit or account of Borrower under the terms of this Agreement. As additional security for Borrower’s performance under the Loan Documents, Borrower hereby irrevocably pledges and assigns to Lender all monies at any time deposited in the Account.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

As a material inducement to Lender’s entry into this Agreement, Borrower represents and warrants to Lender as of the Effective Date and continuing thereafter that:

4.1      LEGAL STATUS. Borrower is a profit corporation, duly organized and existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in the State of Utah and in all other jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

4.2      AUTHORIZATION AND VALIDITY. This Agreement and each Loan Document and Other Related Document have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

4.3      BORROWER SOLVENCY. Upon acquisition of the Assets, Borrower shall be solvent under GAAP.

4.4      NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of Borrower’s statutory charter or any law or regulation binding upon Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

4.5      LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any Governmental Authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Lender in writing prior to the date hereof.

4.6      CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Consonus, Inc., a Utah corporation, a true copy of which has been delivered by Borrower to Lender prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Consonus, Inc., (b) discloses all liabilities of Consonus, Inc. that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with GAAP. Since the date of such financial statement there has been no material adverse change in the financial condition of Consonus, Inc., nor has Consonus, Inc. mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Lender or as otherwise permitted by Lender in writing.

4.7      NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

4.8      ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated in any material respect any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

4.9      OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

4.10    NO MATERIAL ADVERSE CHANGE. There has been no material adverse change in the financial condition of Borrower since the dates of the latest financial statements furnished to Lender and, except as otherwise disclosed to Lender in writing, Borrower has not entered into any material transaction which is not disclosed in such financial statements.

4.11    ACCURACY. All reports, documents, instruments, information and forms of evidence delivered to Lender concerning the Loans or security for the Loans or required by the Loan Documents are accurate, correct and sufficiently complete to give Lender true and accurate knowledge of their subject matter, and do not contain any material misrepresentation or omission.

4.12    BUSINESS LOAN. The Loans are a business loan transaction in the stated amount solely for the purpose of carrying on the business of Borrower and none of the proceeds of the Loans will be used for the personal, family or agricultural purposes of the Borrower.

4.13    SPECIAL REPRESENTATIONS AND WARRANTIES REGARDING HAZARDOUS MATERIALS. Without in any way limiting the other representations and warranties set forth in this Agreement and after reasonable investigation and inquiry, Borrower hereby specially represents and warrants to the best of Borrower’s knowledge as of the date of this Agreement as follows:

(a)       Hazardous Materials. The Real Property is not a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any Hazardous Materials.

(b)      Hazardous Materials Laws. The Real Property is in compliance with all Hazardous Materials Laws.

(c)       Hazardous Materials Claims. There are no Hazardous Materials Claims pending or threatened against Borrower or the Real Property.

ARTICLE 5. COLLATERAL

As security for all Obligations of Borrower to Lender, Borrower hereby grants to Lender security interests of first priority in all of the Collateral as more specifically set forth in the Security Instruments. All of the foregoing shall be evidenced by and subject to the terms of the Security Instruments and such other such security agreements, financing statements, pledges, collateral assignments and other documents as Lender shall reasonably require, all in form and substance satisfactory to Lender. Borrower shall reimburse Lender immediately upon demand for all reasonable costs and expenses incurred by Lender in connection with any of the foregoing security, including without limitation, any filing fees.

ARTICLE 6. COVENANTS OF BORROWER

Borrower covenants that so long as any Lender remains committed to extend credit to Borrower pursuant hereto, or any Obligations of Borrower to Lender under any of the Loan Documents remain outstanding, and until payment in full of all Obligations of Borrower subject hereto, Borrower shall, unless Lender otherwise consents in writing:

6.1      PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Lender, the amount by which the outstanding principal balance of the Line of Credit at any time exceeds any limitation on borrowings applicable thereto.

6.2      ACCOUNTING RECORDS. Maintain adequate books and records in accordance with GAAP, and permit any representative of Lender, at any reasonable time, to inspect, audit and examine such books and records, upon prior reasonable notice and without unreasonable interference with Borrower’s business to make copies of the same, and to inspect the properties of Borrower.

6.3      FINANCIAL STATEMENTS. Provide to Lender all of the following, in form and detail satisfactory to Lender:

(a)   not later than one hundred twenty (120) days after and as of the end of each fiscal year, an audited, unqualified, consolidated financial statement of Borrower, which shall include, without limitation, an income statement, balance sheet and statement of cash flows, which shall have been audited by an accounting firm mutually acceptable to Lender and Borrower, and which shall be accompanied by the unqualified report of such accounting firm thereon;

(b)   not later than forty-five (45) days after the end of each fiscal quarter, a company-prepared consolidated financial statement of Borrower, which shall include, without limitation, an income statement, balance sheet, and statement of cash flows;

(c)   contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the executive director or president or chief financial officer of Borrower that said financial statements fairly present in all material respects the financial condition of Borrower as of the date thereof and that there exists no Default nor any Unmatured Default; and

(d)   from time to time such other information as Lender may reasonably request.

6.4      COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of Borrower’s business; and comply with the provisions of all other documents pursuant to which Borrower is and/or which govern Borrower’s continued existence and with the requirements of all laws, rules, regulations and orders of any Governmental Authority applicable to Borrower and/or its business.

6.5      INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Lender, and deliver to Lender from time to time at Lender’s request schedules setting forth all insurance then in effect.

6.6      TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Lender’s satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

6.7      LITIGATION. Promptly give notice in writing to Lender of any litigation pending or threatened against Borrower with a claim in excess of Twenty-Five Thousand Dollars ($25,000).

6.8      NOTICE TO LENDER. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Lender in reasonable detail of: (a) the occurrence of any Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute a Default; (b) any change in the name or the organizational structure of Borrower; or (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan.

6.9      SUBORDINATION OF OTHER LOANS. All notes and loans from shareholders of Borrower (including, without limitation, the Questar Note) shall be subordinate to the Obligations. Except with the respect to the Questar Note (the repayment of which shall be governed by the terms and conditions of the Subordination and Standstill Agreement executed among Lender, Borrower and

Questar), Lender will permit Borrower to make payments thereunder provided that no Default or Unmatured Default, shall have occurred and be continuing or shall exist.

6.10    FURTHER ASSURANCES. Upon Lender’s reasonable request and at Borrower’s sole cost and expense, Borrower shall execute, acknowledge and deliver any other instruments and perform any other acts necessary, desirable or proper, as reasonably determined by Lender, to carry out the purposes of this Agreement and the other Loan Documents or to perfect and preserve any liens created by the Loan Documents.

6.11    ASSIGNMENT. Borrower shall not assign Borrower’s interest under any of the Loan Documents, or in any monies due or to become due thereunder, and any assignment without such consent shall be void. In this regard, Borrower acknowledges that Lender would not extend the Loans except in reliance on Borrower’s expertise, reputation, and prior experience.

6.12    INSPECTIONS. Permit representatives of Lender during business hours, upon prior reasonable notice, without unreasonable interference to Borrower’s business, and to the extent reasonably requested to (a) visit and inspect the properties (including but not limited to the Real Estate), books and records of the Borrower, and (b) discuss with its principal officers and its independent certified accountants its affairs, finances and accounts.

6.13    HAZARDOUS MATERIALS COVENANTS. Borrower agrees as follows:

(a)       No Hazardous Activities. Borrower shall not cause or permit Borrower’s real property (including but not limited to the Real Estate) to be used as a site for the use, generation, manufacture, storage, treatment, release, discharge, disposal, transportation or presence of any Hazardous Materials.

(b)      Compliance. Borrower shaft comply and cause Borrower’s real property (including but not limited to the Real Estate) to comply with all Hazardous Materials Laws.

(c)       Notices. Borrower shall promptly notify Lender in writing of: (i) the discovery of any Hazardous Materials on, under or about Borrower’s real property (including but not limited to the Real Estate); (ii) any knowledge by Borrower that Borrower’s real property does not comply with any Hazardous Materials Laws; and (iii) any Hazardous Materials Claims.

(d)      Remedial Action. In response to the presence of any Hazardous Materials on, under or about Borrower’s real property (including but not limited to the Real Estate), Borrower shall promptly take, at Borrower’s sole expense, all remedial action required by any Hazardous Materials Laws or any judgment, consent decree, settlement or compromise in respect to any Hazardous Materials Claims.

ARTICLE 7. FINANCIAL COVENANTS

Borrower covenants that so long as any Lender remains committed to extend credit to Borrower pursuant hereto; or any Obligation of Borrower to Lender under any of the Loan Documents remains outstanding, and until indefeasible payment in full of all Obligations of Borrower subject hereto, Borrower shall maintain Borrower’s financial condition as follows in accordance with GAAP (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower’s financial statements for the period ending June 30, 2004:

7.1      MINIMUM FIXED CHARGE COVERAGE RATIO. Borrower shall maintain at all times a “Minimum Fixed Charge Coverage Ratio” which shall be no less than 1.15 to 1 for the last two (2) quarters of Borrower’s fiscal year ending December 31, 2005; 1.20 to 1 for Borrower’s fiscal year ending December 31, 2006; and 1.25 to 1 thereafter. The Minimum Fixed Charge Coverage Ratio shall be calculated utilizing a ratio wherein (a) the numerator shall be: EBITDA plus operating lease expense minus (i) maintenance capital expenditures of $300,000 during each fiscal year period, (ii) income taxes paid or payable, (iii) dividends and distributions and (b) the denominator shall be (i) interest paid or payable, plus (ii) operating lease expense, plus (iii) scheduled amortization of long term debt (all as calculated in accordance with GAAP). This covenant will be measured on a quarterly basis, beginning with the first full quarter of operation for 4 quarters, thereafter on a rolling 4-quarter basis.

7.2      TOTAL FUNDED DEBT. Borrower shall maintain at all times the ratio of total funded debt (excluding the Questar Note and as calculated in accordance with GAAP) to EBITDA, measured as of the last day of each fiscal quarter of Borrower using EBITDA for the four quarters then ended, of not more than 4.25 to 1 last two (2) quarters of Borrower’s fiscal year ending December 31, 2005 and Borrower’s fiscal year ending December 31, 2006; 4.0 to 1 for Borrower’s fiscal year ending December 31, 2007, and first two (2) quarters of Borrower’s fiscal year ending December 31, 2008; and 3.5 to 1 for the last two (2) quarters of Borrower’s fiscal year ending December 31, 2008, and thereafter. The first measurement of Borrower’s compliance with this covenant will be for Borrower’s fiscal quarter ending December 31, 2005.

7.3      NET WORTH. Borrower shall maintain at all times a Net Worth not less than the sum of (i) Six Million Dollars ($6,000,000.00) plus (ii) fifty percent (50%) of the cumulative quarterly net income subsequent to the Closing, with no deduction for any quarterly net loss, measured on as of the last day of each fiscal quarter of Borrower (all as calculated in accordance with GAAP).

ARTICLE 8. NEGATIVE COVENANTS

Borrower further covenants that so long as Lender remains committed to extend credit to Borrower pursuant hereto, or any Obligations (liquidated or unliquidated) of Borrower to Lender under any of the Loan Documents remain outstanding, and until payment in full of all Obligations of Borrower subject hereto, Borrower will not without Lender’s prior written consent:

8.1      USE OF FUNDS. Use any of the proceeds of the Line of Credit hereunder except for the purposes stated in Section 2.1 (d) hereof.

8.2      MATERIAL AGREEMENTS. (a) Enter into, surrender or terminate any material agreement to which it is a party (unless the other party thereto is in material default and the termination of such agreement would be commercially reasonable), (b) significantly increase or consent to the significant increase of the amount of any charges under any material agreement to which it is a party, except as provided therein or on an arms’-length basis and commercially reasonable terms; or (c) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any material agreement to which it is a party in any material respect, except on an arms’-length basis and commercially reasonable terms.

8.3      ACCOUNTING METHOD. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower’s accounting records without said accounting firm or service bureau agreeing to provide Lender information regarding Borrower’s financial condition.

8.4      OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any Indebtedness resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the Obligations of Borrower to Lender, (b) the Questar Note, (c) any Indebtedness resulting from borrowings in the ordinary course of Borrower’s business, in an amount not to exceed $50,000.00 for any single borrowing and $150,000.00 for all such borrowings in the aggregate; and (d) any other Indebtedness of Borrower existing as of, and disclosed to Lender prior to, the date hereof.

8.5      MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business.

8.6      GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Lender.

ARTICLE 9. DEFAULTS AND REMEDIES

9.1      DEFAULT. The occurrence of any one or more of the following shall constitute an event of default (“Default”) under this Agreement and the other Loan Documents:

(a)       Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents; or

(b)      Any financial statement or certificate furnished to Lender in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document, shall prove to be incorrect, false or misleading in any material respect when furnished or made; or

(c)       Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence; or

(d)      Any default in the payment or performance of any obligation, or the occurrence of any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower has incurred any debt or other liability to any person or entity, including any Lender; or

(e)       The filing of a notice of judgment lien against Borrower; or the recording of any abstract of judgment against Borrower in any county in which Borrower has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower; or the entry of a judgment against Borrower; or

(f)       Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall make a general assignment for the benefit of creditors; Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, or Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower by any court of competent jurisdiction under the Bankruptcy

Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors; or

(g)      Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the property of Borrower which; when taken together with all other property of Borrower so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a substantial portion of such property; or

(h)      Borrower, or any Person on behalf of Borrower, shall claim or assert that the Loan Documents are not legal, valid and binding agreements enforceable against Borrower in accordance with their respective terms; or the Loan Documents shall in any way be terminated (except in accordance with their terms) or become or be judicially declared ineffective or inoperative or shall in any way cease to give or provide the respective liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby; or

(i)        Any material litigation or proceeding is commenced before any Governmental Authority against or affecting the Borrower or any other property of the Borrower or any part thereof and such litigation or proceeding is not defended diligently and in good faith by the Borrower; or

(j)        Commencement of any action or proceeding which seeks as one of its remedies the dissolution of Borrower and such action or proceeding is not defended diligently and in good faith by Borrower, or a final judgment is entered against Borrower decreeing the dissolution of Borrower; or

(k)       Any Person shall obtain an order or decree in any court of competent jurisdiction enjoining or prohibiting Lender, or Borrower from carrying out the terms and conditions of any of the Loan Documents; in either case, if such order or decree is not vacated or stayed within ten (10) days after Borrower receives written notice of the filing thereof; or

(l)        Borrower assigns this Agreement, any of the other Loan Documents, any Advance or any right to receive an Advance under this Agreement in violation of Section 10.11; or

(m)      Borrower fails to pay any Rate Management Obligation when due or the breach by the Borrower of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transactions,” whether or not any Lender or Affiliate of a Lender is a party thereto; or

(n)      Any default shall occur under the Questar Note; or

(o)      There shall exist or occur any event or condition which impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents.

9.2      ACCELERATION UPON DEFAULT; REMEDIES

(a)       Upon the occurrence of any Default described in Section 9.1(f) with respect to Borrower, the obligation, if any, of Lender to make Advances hereunder or extend any further credit under any of the Loan Documents shall automatically terminate and the Obligations shall immediately become due and payable without presentment, demand, protect or notice of dishonor, all of which are hereby expressly waived by Borrower, without any election or action on the part of Lender. Upon the occurrence of any other Default, (i) Lender may declare all Obligations of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, and without notice to be immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (ii) the obligation, if any, of Lender to make Advances hereunder or extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (iii) Lender shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to appoint a receiver, resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Lender may be exercised at any time by Lender and from time to time after the occurrence of a Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

(b)      In addition to the actions set forth in clause (a) above, upon the occurrence of a Default, Lender may exercise any and all of the rights and remedies provided under any and all of the Loan Documents as specified therein, including (i) the right to appoint a receiver; (ii) the right of Lender to apply any of Borrower’s funds in their possession to the outstanding Obligations, whether or not such Obligations are then due and payable; (iii) the right of Lender to perform Borrower’s obligations under this Agreement; (iv) to the extent permitted by law, the right of Lender to add any accrued but unpaid interest on the Obligations from time to time to principal and charge interest on such capitalized interest from the date it is added to principal until it is paid in full; and (v) the right of Lender to charge interest on any or all of the Obligations at the Default Rate, provided the Default Rate will not exceed the maximum rate permitted by applicable law under any circumstances. All sums expended by Lender for the foregoing purposes, or in the exercise of the foregoing rights and remedies (including attorneys’ fees and costs) shall be deemed to have been disbursed to and borrowed by Borrower and shall be evidenced by the Loan Documents.

9.3      RIGHT OF LENDER TO TAKE CERTAIN ACTIONS; POWER OF ATTORNEY. Without in any way limiting Lender’s other rights and remedies under this Agreement and the other Loan Documents, in the event of a Default, Borrower hereby constitutes and appoints Lender, or independent contractors selected by Lender, as its true and lawful attorney-in-fact with full power of substitution, for the purposes of performing Borrower’s obligations under this Agreement and the other Loan Documents, in the name of Borrower. It is understood and agreed that the foregoing power of attorney shall be deemed to be a power coupled with an interest which cannot be revoked until the repayment in full in cash of the Obligations and the termination of the Commitment. Borrower acknowledges that Lender may (but is not obligated to) exercise any of the foregoing powers. All sums expended by Lender for the foregoing purposes, or in the exercise of the foregoing rights and remedies (including attorneys’ fees and costs), shall be deemed to have been disbursed to and borrowed by Borrower and shall be evidenced by the Loan Documents.

9.4      APPLICATION OF PAYMENTS AFTER DEFAULT. From and after the date on which Lender has taken any action pursuant to this Article 9 and until all of the Obligations have been paid in full, any and all proceeds or other funds received by Lender from (i) Borrower or any other Person, or (ii) the exercise of any other right or remedy by Lender, shall, in each case, be applied as follows:

(a)       first, to pay late charges and to pay or reimburse Lender for out-of-pocket costs, expenses and disbursements (including (i) reasonable attorneys’ fees and legal expenses actually incurred by Lender in connection with exercising their rights and remedies and collecting any Obligations and (ii) Advances or disbursements made subsequent to a Default by Lender pursuant to the terms of this Agreement or any of the other Loan Documents);

(b)      second, to the repayment of all of the Obligations in any order determined by Lender; and

(c)       the balance, if any, as required by law.

9.5      REPAYMENT OF FUNDS ADVANCED. Any funds expended by Lender in the exercise of its rights or remedies under this Agreement and the other Loan Documents shall be payable to Lender upon demand, together with interest at the rate applicable to the principal balance of the Note from the date the funds were expended.

9.6      RIGHTS CUMULATIVE, NO WAIVER. All Lender’s rights and remedies provided in this Agreement and the other Loan Documents, together with those granted by law or at equity, are cumulative and may be exercised by Lender at any time. Lender’s exercise of any right or remedy shall not constitute a cure of any Default unless all sums then due and payable to Lender under the Loan Documents are repaid and Borrower has cured all other Defaults. No waiver shall be implied from any failure of Lender to take, or any delay by Lender in taking, action concerning any Default or failure of condition under the Loan Documents, or from any previous waiver of any similar or unrelated Default or failure of condition. Any waiver or approval under any of the Loan Documents must be in writing and shall be limited to its specific terms.

ARTICLE 10. MISCELLANEOUS PROVISIONS

10.1    AMENDMENTS AND WAIVERS. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by Lender may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower or any other Lender of any terms of this Agreement or such other Loan Document, and (iv) the continuance of any Default may be waived with, but only with, the written consent of Lender.

10.2    INDEMNITY. BORROWER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS LENDER, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS (THE “INDEMNIFIED PARTIES”) FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND LEGAL OR OTHER EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) WHICH ANY OF THE INDEMNIFIED PARTIES MAY INCUR AS A DIRECT OR INDIRECT CONSEQUENCE OF: (a) THE PURPOSE TO WHICH BORROWER APPLIES THE LINE OF CREDIT PROCEEDS; (b)THE FAILURE OF BORROWER TO PERFORM ANY OBLIGATIONS AS AND WHEN REQUIRED BY THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; OR (c) ANY FAILURE AT ANY TIME OF ANY OF BORROWER’S REPRESENTATIONS OR WARRANTIES TO BE TRUE AND CORRECT. BORROWER SHALL IMMEDIATELY PAY TO ANY OF THE INDEMNIFIED PARTIES UPON DEMAND ANY AMOUNTS OWING UNDER THIS INDEMNITY, TOGETHER WITH INTEREST FROM THE DATE THE INDEBTEDNESS ARISES UNTIL PAID AT THE RATE OF INTEREST APPLICABLE TO THE PRINCIPAL BALANCE OF THE NOTE. BORROWER’S DUTY AND OBLIGATIONS TO DEFEND, INDEMNIFY AND HOLD HARMLESS THE INDEMNIFIED PARTIES SHALL SURVIVE CANCELLATION OF THE NOTE.

10.3    FORM OF DOCUMENTS. The form and substance of all documents, instruments, and forms of evidence to be delivered to Lender under the terms of this Agreement and any of the other Loan Documents shall be subject to Lender’s approval and shall not be modified, superseded or terminated in any respect without Lender’s prior written approval.

10.4    NO THIRD PARTIES BENEFITED. No person other than Lender and Borrower and their permitted successors and assigns shall have any right of action under any of the Loan Documents. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

10.5    NOTICES. Except as otherwise stated in this Agreement, all notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address or facsimile number:

BORROWER:	Consonus Acquisition Corp. 245 Park Avenue, 39th Floor New York, New York 10167 Attn: Nana Baffour Facsimile No. (212) 792-4001

LENDER:	U.S. Bank National Association PD-UT-GT6 15 W. South Temple, 6th Floor Salt Lake City, Utah 84101 Attn: Terry L. Grant Facsimile No. (801) 534-6008

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by facsimile, upon receipt.

10.6    ACTIONS. Borrower agrees that Lender, in exercising the rights, duties or liabilities of Lender or Borrower under the Loan Documents, may commence, appear in or defend any action or proceeding purporting to affect the Loan Documents and Borrower shall immediately reimburse Lender upon demand for all such expenses so incurred or paid by Lender, including, without limitation, reasonable attorneys’ fees and expenses and court costs.

10.7    RELATIONSHIP OF PARTIES. The relationship of Borrower and Lender under the Loan Documents is, and shall at all times remain, solely that of borrower and lender, and Lender does not undertake nor assume any responsibility or duty to Borrower or to any third party, except as expressly provided in this Agreement and the other Loan Documents. Lender shall not have any fiduciary responsibilities to Borrower. Lender undertakes no responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations. Borrower agrees that Lender shall not have liability to Borrower (whether sounding in tort, contract or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of Lender. Lender shall not have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

10.8    DELAY OUTSIDE LENDER’S CONTROL. Lender shall not be liable in any way to Borrower or any third party for Lender’s failure to perform or delay in performing under the Loan Documents (and Lender may suspend or terminate all or any portion of Lender’s obligations under the Loan Documents) if such failure to perform or delay in performing results directly or indirectly from, or is based upon, the action, inaction, or purported action, of any Governmental Authority, or because of war, rebellion, insurrection, strike, lock-out, boycott or blockade (whether presently in effect, announced or in the sole judgment of Lender deemed probable), or from any Act of God or other cause or event beyond Lender’s control.

10.9    ATTORNEYS’ FEES AND EXPENSES; ENFORCEMENT. If any attorney is engaged by Lender to enforce or defend any provision of this Agreement, any of the other Loan Documents or Other Related Documents, or as a consequence of any Default under the Loan Documents, with or without the filing of any legal action or proceeding, and including, without limitation, any fees and expenses incurred in any bankruptcy proceeding of the Borrower, then Borrower shall immediately pay to Lender, upon demand, the amount of all reasonable attorneys’ fees and expenses and all costs incurred by Lender in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance of the Note as specified therein.

10.10  IMMEDIATELY AVAILABLE FUNDS. Unless otherwise expressly provided for in this Agreement, all amounts payable by Borrower to Lender shall be payable only in United States currency, immediately available funds.

10.11  SUCCESSORS AND ASSIGNS.

(a)        Generally. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of is rights or obligations under the Loan Documents without the prior written consent of Lender (and any such assignment or transfer to which Lender has not consented shall be void).

(b)        Lender Assignments, Participations. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and benefits under each of the Loan Documents. In connection therewith, Lender may disclose all documents and information which Lender now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any Collateral required hereunder.

10.12  SETOFF. In addition to any rights now or hereafter granted under applicable law but subject to any limitations that may be imposed by applicable law and not by way of limitation of any such rights, Lender is hereby authorized by Borrower, at any time or from time to time while a Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not the Line of Credit, the Term Loan and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 9.2, and although such Obligations shall be contingent or unmatured.

10.13  CAPITAL ADEQUACY. If Lender reasonably determines that compliance with any law or regulation or with any guideline or request from any central bank or other governmental or quasi- governmental agency (whether or not having the force of law), including, without limitation, the Risk Based Capital Guidelines, affects or would affect the amount of capital required or expected to be maintained by Lender, or any corporation controlling Lender, as a consequence of, or with reference to, such Lender’s or such corporation’s commitments or its making or maintaining Advances below the rate which Lender or such corporation controlling Lender could have achieved but for such compliance (taking into account the policies of Lender or corporation with regard to capital), then Borrower shall, from time to time, within fifteen (15) calendar days after written demand by Lender, pay to Lender additional amounts sufficient to compensate Lender or such corporation controlling Lender to the extent that Lender reasonably determines such increase in capital is allocable to Lender’s obligations hereunder. A certificate as to such amounts, submitted to Borrower by Lender shall be conclusive and binding for all purposes, absent manifest error. As used herein, “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

10.14  LENDER’S AGENTS. Lender may designate an agent or independent contractor to exercise any of Lender’s rights under this Agreement and any of the other Loan Documents. Any reference to Lender in any of the Loan Documents shall include, but only if applicable, Lender’s agents, employees or independent contractors. Borrower shall pay the costs of such agent or independent contractor either directly to such person or to Lender in reimbursement of such costs, as applicable.

10.15  WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THE LOAN DOCUMENTS (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

10.16  SEVERABILITY. If any provision or obligation under this Agreement and the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from the Loan Documents and the validity, legality and enforceability of the remaining provisions or obligations shall remain in full force as though the invalid, illegal, or unenforceable provision had never been a part of the Loan Documents, provided, however, that if the rate of interest or any other amount payable under the Note or this Agreement or any other Loan Document, or the right of collectibility therefor, are declared to be or become invalid, illegal or unenforceable, Lender’s obligations to make Advances under the Loan Documents shall not be enforceable by Borrower.

10.17  HEIRS, SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided under the terms and conditions of this Agreement, the terms of the Loan Documents shall bind and inure to the benefit of the permitted heirs, successors and assigns of the parties.

10.18  TIME. Time is of the essence of each and every term of this Agreement and the other Loan Documents.

10.19  HEADINGS. All article, section or other headings appearing in this Agreement and any of the other Loan Documents are for convenience of reference only and shall be disregarded in construing this Agreement and any of the other Loan Documents.

10.20  GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Utah. Borrower and all persons and entities in any manner obligated to Lender under the Loan Documents consent to the jurisdiction of any federal or state court within the State of Utah having proper venue and also consent to service of process by any means authorized by Utah or federal law.

10.21  INTEGRATION; INTERPRETATION. The Loan Documents contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral. The Loan Documents shall not be modified except by written instrument executed by all parties. Any reference to the Loan Documents includes any amendments, renewals or extensions now or hereafter approved by Lender in writing.

10.22  JOINT AND SEVERAL LIABILITY OF BORROWING PARTIES. The liability of all persons and entities obligated as Borrower in any manner to Lender under this Agreement and any of the Loan Documents shall be joint and several.

10.23  COUNTERPARTS. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

10.24  CONFIDENTIALITY PROVISION. Subject to the terms of any confidentiality or similar agreement between Lender and Borrower and/or its Affiliates, the parties hereto acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment or tax structure of the transactions contemplated by the Loan Documents (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all parties as required, without limitation of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulations Section 1.6011-4; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the transactions contemplated by the Loan Documents, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code, is not intended to be affected by the foregoing.

10.25  SURVIVAL OF REPRESENTATIONS. All representations and warranties of Borrower contained in this Agreement shall survive the making of the Advances herein contemplated until all Obligations under this Agreement have been paid and satisfied in full.

10.26  NO BORROWER SET-OFF. All Obligations shall be paid by Borrower without notice (except for such notice as may be expressly required hereunder or under the other Loan Documents), demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction, and the Obligations shall in no way be released, discharged or otherwise affected (except as expressly provided herein) by reason of: (a) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to Lender, or any action taken with respect to this Agreement by any trustee or receiver of Lender, or by any court, in any such proceeding; (b) any claim that Borrower has or might have against Lender; (c) any default or failure on the part of Lender to perform or comply with any of the terms of the Loan Documents or of any other agreement with Borrower; or (d) any other occurrence whatsoever, whether similar or dissimilar to the foregoing; in each case, whether or not Borrower shall have notice or knowledge of any of the foregoing. Borrower waives all rights now or hereafter conferred by statute or otherwise to any abatement, suspension, deferment, diminution or reduction of any Obligation.

10.27  STATUTE OF FRAUDS. PURSUANT TO UTAH CODE. ANN. §25-5-4, BORROWER IS NOTIFIED THAT THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

10.28  BROKERS. Borrower and Lender represent to each other that neither of them knows of any brokerage commissions or finders’ fee due or claimed with respect to the transaction contemplated hereby, Borrower and Lender shall indemnify and hold harmless the other party for, from and against any and all loss, damage, liability, or expense, including costs and reasonable attorney fees, which such other party may incur or sustain by reason of or in connection with any misrepresentation by the indemnifying party with respect to the foregoing.

10.29  INCONSISTENCIES WITH THE LOAN DOCUMENTS. In the event of any inconsistencies between any terms of this Agreement and any terms of any of the Loan Documents, the terms of this Agreement shall govern and prevail.

10.30  INTERPRETATION

(a)        References to the plural include the singular, the plural, the part and the whole; “or” has the inclusive meaning represented by the phrase “and/or”; and “including” has the meaning represented by the phrase “Including without limitation”.

(b)        The words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document.

(c)        Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or the other Loan Documents, as the case may be.

(d)        Reference to any agreement (Including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated.

10.31  ACTIONS BY LENDER. Unless otherwise expressly provided in this Agreement, all determinations, consents, approvals, disapprovals, calculations, requirements, requests, acts, actions, elections, selections, opinions, judgments, options, exercise of rights, remedies or indemnities, satisfaction of conditions or other decisions of or to be made by or on behalf of Lender under this Agreement or any of the other Loan Documents shall be made in the sole and absolute discretion of Lender.

10.32  PATRIOT ACT NOTIFICATION. The following is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens and account, if Borrower is an individual, Lender will ask for Borrower’s name, residential address, tax identification number, date of birth, and other information that will allow Lender to Identify Borrower, and, if Borrower is not an individual, Lender will ask for Borrower’s name, tax identification number, business address, and other information that will allow Lender to identify Borrower. Lender may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents, and , if Borrower is not an individual, to see Borrower’s legal organizational documents or other identifying documents.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement as of the date appearing on the first page of this Agreement.

“LENDER”

U.S. BANK NATIONAL ASSOCIATION,

By:	/s/ Terry L. Grant
Name: Terry L. Grant
Title: Vice President

“BORROWER”

CONSONUS ACQUISITION CORP.,
a Delaware corporation

By:	/s/ Nana Baffour
Name: Nana Baffour
Title: Chairman

FIRST AMENDMENT TO
CREDIT AGREEMENT

This First Amendment to Credit Agreement (this “Amendment”) is entered into as of December 12, 2006, by and between CONSONUS ACQUISITION CORP., a Delaware corporation (“Borrower”), and U.S. BANK NATIONAL ASSOCIATION (“Lender”).

RECITALS

A.       Borrower and Lender are parties to that certain Credit Agreement, dated as of May 31, 2005, pursuant to which Lender agreed to extend to Borrower certain credit accommodations in the maximum principal amount of Thirteen Million and 00/100ths Dollars ($13,000,000.00).

B.        Borrower and Lender desire to amend the Credit Agreement as provided in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Lender agree as follows:

1.         CAPITALIZED TERMS. All initially capitalized terms, unless specifically defined herein, shall have the meanings ascribed thereto in the Credit Agreement.

2.         AMENDMENTS.

2.1       Article 7.1 of the Credit Agreement, entitled “Minimum Fixed Charge Overhead Ratio”, is hereby amended as follows:

(a)       Section 7.1 is hereby amended to change the reference in Section 7.1 (a) (i) from $300,000.00 to $150,000.00.

2.2       Section 7.2 of the Credit Agreement, entitled “Total Funded Debt”, is hereby deleted in its entirety and the following substituted in place thereof:

(a)       Borrower shall maintain at all times the ratio of total funded debt (excluding the Questar Note and as calculated in accordance with GAAP) to EBITDA, measured as of the last day of each fiscal quarter of Borrower using EBITDA for the four quarters then ended, of not more than 5.50 to 1.0 for the last two (2) quarters of Borrower’s fiscal year ending December 31, 2006; 4.75 to 1.0 for the first quarter of Borrower’s fiscal year ending December 31, 2007; and 4.00 to 1.0 for the second quarter of Borrower’s fiscal year ending December 31, 2007 and thereafter.

3.         CONDITIONS PRECEDENT. The following are conditions precedent to Lender’s obligations under this Amendment:

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3.1       Receipt by Lender of the executed originals of this Amendment and any and all other documents and agreements which are required by this Agreement or by any other Loan Document, each in form and content acceptable to Lender;

3.2       Reimbursement to Lender by Borrower of Lender’s costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, attorneys’ fees and documentation costs and charges, whether such services are furnished by Lender’s employees or agents or by independent contractors;

3.3       All payments due and owing to Lender under the Loan Documents have been paid; and

3.4       Payment to Lender of a waiver fee in the amount of $6,500.00.

4. MISCELLANEOUS.

4.1       Confirmation of Loan Agreement. Borrower hereby affirms and agrees to be bound by all of the terms of the Credit Agreement and other Loan Documents, as amended.

4.2       Non-Impairment. Except as expressly provided herein, nothing in this Amendment shall alter or affect any provision, condition, or covenant contained in the Notes or other Loan Documents or affect or impair any rights, powers, or remedies of Lender, it being the intent of the parties that, except as amended hereby, all of the terms, covenants and conditions of the Credit Agreement shall remain in full force and effect. In the event of any conflict or discrepancy between this Amendment and the Credit Agreement, this Amendment shall control.

4.3       Entire Agreement. This Amendment constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.

4.4       Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Utah.

4.5       Counterparts. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first set forth above.

CONSONUS ACQUISITION CORP.,
a Delaware corporation

By:	/s/ Nana Baffour
Nana Baffour, Chairman

U.S. BANK NATIONAL ASSOCIATION,

By:	/s/ David P. Williams
David P. Williams, Senior Vice President

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